Exhibit (m)(5)

AMENDED AND RESTATED SCHEDULE I TO DISTRIBUTION PLAN

Schedule I

Series	Fee Rate	Commencement Date

Alpha Architect U.S. Quantitative Value ETF	0.25%	October 17, 2014
Alpha Architect International Quantitative Value ETF	0.25%	October 17, 2014
Alpha Architect U.S. Quantitative Momentum ETF	0.25%	October 17, 2014
Alpha Architect International Quantitative Momentum ETF	0.25%	October 17, 2014
Alpha Architect Value Momentum Trend ETF	0.25%	May 3, 2017
Freedom 100 Emerging Markets ETF	0.25%	May 17, 2019
Merlyn.AI Bull-Rider Bear-Fighter ETF	0.25%	October 15, 2019
Merlyn.AI Tactical Growth and Income ETF	0.25%	October 15, 2019
Gadsden Dynamic Multi-Asset ETF	0.25%	November 1, 2020
Merlyn.AI Best-of-Breed Core Momentum ETF	0.25%	December 30, 2020
Merlyn.AI SectorSurfer Momentum ETF	0.25%	December 30, 2020
UPHOLDINGS Compound Kings ETF	0.25%	December 30, 2020
Freedom Day Dividend ETF	0.25%	April 30, 2021
Sparkline Intangible Value ETF	0.25%	June 23, 2021
Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF	0.25%	June 29, 2021
Discipline Fund ETF	0.25%	Sept 21, 2021
Generation Z ETF	0.25%	December 13, 2021
Guru Favorite Stocks ETF	0.25%	December 14, 2021
ROC ETF	0.25%	March 24, 2022
Relative Sentiment Tactical Allocation ETF	0.25%	May 19, 2022
AOT Growth and Innovation ETF	0.25%	June 28, 2022